Exhibit 5.1

August 6, 2015

Ladies and Gentlemen:

We have acted as counsel to Vanguard Natural Resources, LLC a Delaware limited liability company (the “Company”), in connection with the Company’s registration statement on Form S-4 (Registration No. 333-204982) (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2015 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of common units representing limited liability company interests in the Company (the “Common Units”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 21, 2015, by and among the Company, Talon Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of the Company, Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Eagle Rock”), and Eagle Rock Energy GP, L.P., a Delaware limited partnership and the general partner of Eagle Rock.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Limited Liability Company Act, as amended (the “Delaware Act”), regulations, corporate records and documents, including the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 15, 2014 and certain resolutions adopted by the Company’s board of directors that pertain to the Merger Agreement and the issuance of the Common Units contemplated thereby, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified the genuineness of all signatures on documents examined by us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications, exceptions and limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and delivered by the Company in accordance with the Merger Agreement, the Common Units will be duly authorized, validly issued, and, under the Delaware Act, the recipients of the Common Units will have no obligation to make further payments for the Common Units or contributions to the Company solely by reason of their ownership of the Common Units or their status as members of the Company, and no personal liability for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, solely by reason of being members of the Company.

We express no opinion other than as to the federal laws of the United States of America and the Delaware Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).

Vanguard Natural Resources, LLC

August 6, 2015

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Delaware Act.

We hereby consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the related prospectus. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Commission promulgated thereunder. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement.

Very truly yours,

/s/ Paul Hastings LLP